EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

SeaWorld Entertainment, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other(2)	1,000,000	$48.69(2)	$48,690,000	$92.70 per $1,000,000	$4,513.57
Total Offering Amounts					$48,690,000		$4,513.57
Total Fee Offsets							⸺
Net Fee Due							$4,513.57

(1)

Covers shares of common stock, par value $0.01 per share (the “Common Stock”), of SeaWorld Entertainment, Inc. (the “Company”) that may be purchased in open market transactions by certain employees of the Company.

(2)

Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on a price of $48.69 per Common Share, which is the average of the high and low price per Common Share as reported by the New York Stock Exchange on August 3, 2022.